Exhibit 21

Direct and Indirect Subsidiaries of Farmers National Banc Corp.

Farmers National Banc Corp.

- The Farmers National Bank of Canfield

     - Farmers National Insurance LLC

     - Farmers of Canfield Investment Co.

- Farmers Trust Company

     - National Associates, Inc.

- Farmers National Captive Inc.